Exhibit 99.1
Echo Therapeutics, Inc. Announces First Quarter 2014 Financial Results and Regulatory and Product Development Update

Company to Host Conference Call Today, May 9, 2014 at 9:00 AM EDT

Philadelphia, PA – May 9, 2014 – Echo Therapeutics, Inc. (Nasdaq: ECTE), a medical device company developing its Symphony® CGM System as a non-invasive, wireless continuous glucose monitoring system, today announced its financial results for the quarter ended March 31, 2014.  Echo’s Quarterly Report on Form 10-Q, as filed with the SEC, will be available by visiting the Investors section of Echo’s website at www.echotx.com.

Recent Corporate Updates:

•
First quarter of 2014 cash usage decreased by more than 50% from the quarterly cash usage in the first quarter of 2013 as a result of the substantial cost reduction measures implemented in September 2013.

•
In January, Echo submitted a CE Mark Technical File for its Gen 1 Symphony CGM System. In recent correspondence with Echo, the notified body indicated that additional clinical data would be required for approval despite the fact that Symphony met the primary safety and performance endpoints. Future clinical data will be generated with the next generation, or Gen 2, system.

•	Echo hired Thomas Bishop, an accomplished product development executive, as Vice President of Product Development in January. Mr. Bishop is leading the execution of Echo’s product roadmap strategy.
•	In March, Echo’s clinical study of Symphony was presented during poster sessions at the International Symposium on Intensive Care and Emergency Medicine (ISICEM) in Brussels, Belgium.
•
Echo participated in several investor conferences. In the first quarter, Echo presented at the Noble Financial Capital Market’s Equity Conference, Leerink Swann’s Global Healthcare Conference and Roth Capital’s Annual Conference.

Corporate Objectives:

Echo’s current corporate objectives include:
•	Implementing enhancements for the Gen 2 Symphony CGM System in order to improve overall performance and usability;
•	Conducting a clinical trial in a critical care setting to support the CE Mark Technical File of the Gen 2 system;
•	Initiating the FDA pivotal trial of the Gen 2 system;
•	Launching the Gen 2 system in Europe with a partner following CE Marking;
•	Working with its Chinese partner to tailor Symphony for the Chinese market and obtain Chinese approval; and
•	Maintaining focus on continued cost reductions across all aspects of its operations.

“While the CE Mark technical file currently remains open, we will continue to focus our resources on implementing and testing the product enhancements previously identified for the Gen 2 Symphony CGM System. The Gen 1 clinical trial provided us with a significant amount of data that has helped shape our product development strategy going forward; however, we have decided not to generate additional clinical data on the Gen 1 system,” said Robert F. Doman, Echo’s Executive Chairman and Interim CEO. “We remain excited about the market potential for Symphony as an important tool to improve glycemic control in the hospital and are working diligently towards a launch in Europe and the initiation of the FDA pivotal trial next year. As can be evidenced by our financial results, we are in a much better position, in regards to our operational expenses, than this time last year based on the cost reduction steps taken in September of last year.”

“Additionally, we believe our core technology, combined with the potential for an extended sensor duration shown in early feasibility studies, provides us with a platform for numerous product line extensions and partnerships in the future. Those opportunities include hospital use outside the critical care setting, outpatient diabetes use, and integration with critical care monitors, insulin dosing software and insulin pumps,” added Mr. Doman.

First Quarter 2014 Financial Results

Echo’s net loss for the first quarter of 2014 was $2.8 million, or ($0.23) per share, compared to $7.0 million, or ($1.30) per share, for the first quarter of 2013. The operating loss for the first quarter of 2014 was $2.7 million compared to $5.5 million for the first quarter of 2013.  Research and development expenses were $1.1 million for the first quarter of 2014 compared to $3.2 million for the first quarter of 2013, a decrease of approximately $2.1 million, or 64%. Research and development expenses decreased primarily as a result of engineering and design expenses incurred in 2013 with outside contractors and personnel relating to Symphony that did not reoccur in 2014. Selling, general and administrative expenses were $1.5 million for the first quarter of 2014 compared to $2.3 million for the first quarter of 2013, a decrease of approximately $0.8 million, or 33%. The decrease in selling, general and administrative expenses was primarily due to decreased personnel and other related costs.  Echo reported a cash balance of approximately $7.1 million as of March 31, 2014.

Conference Call

Management will host a conference call today starting at 9:00 AM EDT.  To listen and/or participate in the call, please dial (877) 737-7051 and reference Echo Therapeutics and passcode 2657537 or pre-register for call at http://bit.ly/Echo1Q2014. The archived audiocast will be available for fourteen days following the call by visiting the Events section of Echo's website at www.echotx.com.

About Echo Therapeutics

Echo Therapeutics is developing the Symphony CGM System as a non-invasive, wireless continuous glucose monitoring system for use initially in the critical care setting. A significant longer-term opportunity may also exist for Symphony to be used in the hospital beyond the critical care setting, as well as in patients with diabetes in the outpatient setting. Echo has also developed its needle-free skin preparation device, the Prelude® SkinPrep System, as a platform technology to enhance delivery of topical pharmaceuticals.

Cautionary Statement Regarding Forward Looking Statements

The statements in this press release that are not historical facts, including the statements about its corporate objectives, a European product launch and initiation of the FDA pivotal trial, may constitute forward-looking statements that are based on current expectations and are subject to risks and uncertainties that could cause actual future results to differ materially from those expressed or implied by such statements. Those risks and uncertainties include, but are not limited to, risks related to regulatory approvals and the success of Echo's clinical studies, the safety and efficacy of Echo's Symphony CGM System, the failure of future development and preliminary marketing efforts related to Echo's Symphony CGM System, Echo's ability to secure additional commercial partnering arrangements, risks and uncertainties relating to Echo's and its partners' ability to develop, market and sell the Symphony CGM System, the availability of substantial additional equity or debt capital to support its research, development and product commercialization activities, and the success of its research, development, regulatory approval, marketing and distribution plans and strategies, including those plans and strategies related to its Symphony CGM System. These and other risks and uncertainties are identified and described in more detail in Echo's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2013, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. Echo undertakes no obligation to publicly update or revise any forward-looking statements.

For More Information:
Christine H. Olimpio
Director, Investor Relations and Corporate Communications
(215) 717-4104

Connect With Us:
- Visit our website at www.echotx.com
- Follow us on Twitter at www.twitter.com/echotx
- Join us on Facebook at www.facebook.com/echotx

Echo Therapeutics, Inc. Condensed Consolidated Balance Sheets
	March 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$7,081,051	$8,055,385
Other current assets	1,138,694	1,319,713
Total current assets	8,219,745	9,375,098
Net property and equipment (including assets under capitalized leases)	1,395,907	1,495,807
Other Assets:
Intangible assets, net of accumulated amortization	9,625,000	9,625,000
Deferred financing costs, net of current portion	2,339,323	2,581,324
Restricted cash and other assets	12,066	12,066
Total other assets	11,976,389	12,218,390
Total assets	$21,592,041	$23,089,295

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$704,240	$1,036,320
Current portion of deferred revenue from licensing agreements	76,428	76,428
Derivative warrant liability	979,155	1,119,155
Accrued expenses and other liabilities	825,401	1,412,468
Total current liabilities	2,585,224	3,644,371
Deferred revenue from licensing arrangements, net of current portion	57,321	76,428
Total liabilities	2,642,545	3,720,799
Commitments and contingencies
Stockholders' Equity:
Convertible preferred stock, Series C, D & E	27,496	27,496
Common stock	119,672	117,764
Additional paid-in capital	133,044,781	132,192,648
Common stock subscription	1,500,000	-
Accumulated deficit	(115,742,453)	(112,969,412)
Total stockholders' equity	18,949,496	19,368,496
Total liabilities and stockholders' equity	$21,592,041	$23,089,295

Condensed Consolidated Statements of Operations
	Three Months Ended March 31,
	2014	2013
Licensing revenue	$19,107	$22,557
Total revenues	19,107	22,557

Operating Expenses:
Research and development	1,149,942	3,219,723
Selling, general and administrative	1,539,322	2,299,447
Total operating expenses	2,689,264	5,519,170
Loss from operations	(2,670,157)	(5,496,613)

Other Income (Expense):
Interest income (expense), net	(242,884)	(3,172,698)
Gain on revaluation of derivative warrant liability	140,000	1,680,986
Other income (expense), net	(102,884)	(1,491,712)
Net loss	$(2,773,041)	$(6,988,325)
Net loss per common share, basic and diluted	$(0.23)	$(1.30)
Basic and diluted weighted average common shares outstanding	11,858,894	5,373,477

(Reflects 1-for-10 reverse stock split, effective June 7, 2013)

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